Exhibit 10.6

2019 Variable Pay Plan (VPP)

Reference Document

April 2019

Table of Contents

1	Introduction	3

2	Underlying Principles	3

3	Administration	3

4	Measurement Period	3

5	Eligibility & Incentive Amounts	3

6	Measures	4

7	Assessment of Measures	4

8	Payment & Forfeiture	4
8.1	Calculation of Payment & Local Legislation Requirements	5
8.2	Leave of Absence	5
8.3	Payment Information Finalised	5

9	VPP Duration	5

10	Responsibilities under the VPP	5

11	Miscellaneous	5
11.1	No Right of Participation; Incentive Amounts Discretionary	5
11.2	Effect on Other Plans.	6
11.3	Section 409A.	6
11.4	Amendment; Termination.	6

1	Introduction

The DIRTT Variable Pay Plan (“VPP” or the “Plan”) has been adopted by DIRTT Environmental Solutions Ltd. (“DIRTT”), effective as of March 15, 2019 (the “Effective Date”). The purpose of the VPP is to promote the long-term growth and profitability of DIRTT by providing eligible employees with the opportunity to earn a cash incentive payment when the business meets or exceeds financial target expectations for an applicable measurement period. This does not mean that other aspects of performance are unimportant to the business; regular assessment and feedback of overall employee performance will be provided to the employee by their business leader on a periodic basis.

2	Underlying Principles

The VPP is designed to:

●	be easy to understand and communicate;

●	have clear criteria relating to eligibility and amounts that may earned;

●	include measures which have strong line of sight for participants but are linked to organisational strategy and business objectives;

●	attract and retain skilled individuals to the organisation;

●	encourage employee engagement with the business; and

●	motivate employees to demonstrate high levels of performance and desired behaviours.

3	Administration

The VPP is administered by the Compensation Committee (the “Committee”) of the Board of Directors of DIRTT as well as the Chief Financial Officer of DIRTT (the “CFO”) and the Chief Talent Officer of DIRTT (the “CTO”). The Committee has the authority to: (1) determine the employees who are eligible to participate in the VPP, (2) set the target incentive amount payable to a participant under the VPP, (3) establish the performance metrics for measurement periods under the VPP, (4) determine the incentive payment earned by a participant under the VPP for a given measurement period and (5) take any other action it deems necessary and advisable for the administration of the VPP. The CFO and the CTO, individually or collectively, have the authority to: (1) administer the VPP, (2) prescribe rules, regulations and procedures in connection with the operation of the VPP, (3) make decisions on any disputed questions that arise under the VPP, including questions of construction, interpretation and administration and (4) take any other action directed or permitted by the Committee. Any determination made by the Committee, the CFO or the CTO under the VPP will be given deference in the event it is subject to judicial review and will be overturned by a court of law only if it is arbitrary and capricious.

4	Measurement Period

The VPP is intended to operate based on an annual measurement period. The first measurement period under the VPP commenced on the Effective Date and ends on December 31, 2019 (the “2019 measurement period”). Future measurement periods, if any, will be established by the Committee.

5	Eligibility & Incentive Amounts

Full-time, non-commissioned salaried employees are eligible to participate in the VPP. Participants in the VPP will be selected for participation in the VPP by the Committee.

The target incentive amount that may be earned under the VPP for a given measurement period by a participant will be based on a specific percentage of such participant’s base salary and communicated to such participant through a formal notice of participation delivered to a participant by DIRTT or in a participant’s applicable employment contract. The maximum incentive amount that a participant may earn under the VPP is equal to 150% of such participant’s target incentive amount. For example, a participant may be eligible to earn a target incentive amount under the VPP that is equal to 10% of such participant’s gross pay, which equals a maximum incentive amount of 15%.

6	Measures

The two primary drivers of DIRTT’s stock price are (1) Adjusted EBITDA and (2) Revenue, and accordingly those represent the performance metrics under the VPP for the 2019 measurement period and, unless specified otherwise by the Committee, any future measurement periods under the VPP. The Committee is authorized to specify new performance metrics for any measurement period under the VPP.

For purposes of the VPP:

●

“Adjusted EBITDA” means earnings (loss) before interest, taxes, depreciation and amortization, plus: non-cash foreign exchange gains or losses on debt revaluation; gains or losses on disposal of property, plant and equipment and intangible assets; write-off of property, plant and equipment and intangible assets; non-cash stock-based compensation expense; reorganization costs; and other non-recurring gains or losses, as reported in DIRTT’s publicly-filed financial statements for the applicable fiscal year.

●

“Revenue” means DIRTT’s total revenue from all sources determined in accordance with generally accepted accounting principles, as reported in DIRTT’s publicly-filed financial statements for the applicable fiscal year.

For the 2019 measurement period, a participant will earn the target incentive amount applicable to such participant based on attainment of the following levels of Adjusted EBITDA and Revenue, with the Adjusted EBITDA component weighted 75% and the Revenue component weighted 25%:

●	Adjusted EBITDA must equal or exceed 2018’s Adjusted EBITDA;

●	Revenue must be at least 96.5% of 2018’s Revenue.

For future measurement periods, the Committee will establish the applicable performance targets during the first quarter of each calendar year.

7	Assessment of Measures

At the end of a measurement period, the Committee, with assistance from the CFO and the CTO, will assess achievement with respect to the applicable performance metrics and determine the amount earned, if any, by each participant under the VPP.

8	Payment & Forfeiture

Following the end of a measurement period, payments under the VPP will be made in a single lump sum cash payment on the next normal payroll date following the Committee’s determination of the amounts earned by participants under the VPP, but in no event later than March 15 of the calendar year following the calendar year to which such measurement period relates; provided that, as of the applicable payment date, a participant must be employed by DIRTT or its affiliate. For the avoidance of doubt, if a participant’s employment is terminated for any reason prior to an applicable payment date, such participant will forfeit any and all amounts payable to such participant or that such participant is eligible to receive under the VPP. Notwithstanding the foregoing, if the participant is subject to an employment agreement with the Company, the terms and conditions set forth in such employment agreement will determine payments of VPP in the event of termination of employment.

8.1	Calculation of Payment & Local Legislation Requirements

The total incentive amounts earned by participants under the VPP are pro-rated, if applicable, to reflect any partial length of service during a measurement period and are subject to deduction for all applicable withholding taxes determined by DIRTT to apply to such amounts.

In the case of expatriated employees, the total incentive amounts earned by participants under the VPP may also be subject to local taxation legislation depending on the expatriate’s compensation package conditions. In countries where the responsibility for paying taxes rests with the participant, DIRTT assumes no responsibility for the payment of such taxes and, as a condition to receive or retain payment under the VPP, such participant must comply with applicable tax requirements.

8.2	Leave of Absence

Short-term absences (less than six weeks per annum), excluding annual vacation or paid time off, will have no effect on the total incentive amount earned by a participant.

In the case of long-term absences (six weeks per annum or more) will not affect a participant’s eligibility to participate in the VPP but the total incentive amount earned by such participant, if any, will be prorated based on the period that such participant was not absent.

8.3	Payment Information Finalised

Final payments will be processed through payroll, with the letter of advice generated by DIRTT’s Talent team.

9	VPP Duration

The VPP is effective as of the Effective Date for the 2019 measurement period. Future measurement periods, if any, will be established by the Committee.

10	Responsibilities under the VPP

In addition to the duties, powers and responsibilities set forth in Section 3 above for the Committee, the following parties shall have the responsibilities described below under the VPP:

Position	Responsibilities

Director, Talent	●	Responsible for maintaining database containing participant information.

Senior Management	●	Responsible for identifying potential eligible participants and assignment of tiers (in partnership with the Talent team).

SVP, Talent	●	Responsible for administration of participants.

CFO	●	Responsible for calculating achievement with respect to performance metrics.

CEO/BOD	●	Responsible for recommendation of payments under the VPP.

11	Miscellaneous

11.1 No Right of Participation; Incentive Amounts Discretionary. No individual shall have any right to participate in the VPP. The VPP does not confer upon any individual any right to continued employment or affect in any manner the right of DIRTT or its affiliate to terminate the employment of any individual at any time without liability hereunder. Incentive amounts are forfeitable upon termination of employment. The incentive amounts, if any, payable to participants under the VPP are not guaranteed and are subject, in all cases, to the discretion of the Committee. Participation in one measurement period does not entitle a participant to be eligible to participate in the VPP for any future measurement period.

11.2 Effect on Other Plans. No incentive amount under the VPP will be taken into consideration in the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement of DIRTT or its affiliate, except as required by law.

11.3 Section 409A. All provisions of the VPP are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Notwithstanding any provision in the VPP to the contrary, if any payment provided for herein would be subject to additional taxes and interest under Section 409A if a participant’s receipt of such payment is not delayed until the earlier of (a) the date of such participant’s death or (b) the date that is six months after the date of such participant’s termination (as applicable, such date, the “Section 409A Payment Date”), then such payment shall not be provided to such participant until the Section 409A Payment Date. Notwithstanding the foregoing, DIRTT makes no representations that the payments provided under the VPP are exempt from, or compliant with, Section 409A and in no event shall the Committee, DIRTT or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a participant on account of non-compliance with Section 409A.

11.4 Amendment; Termination. The Committee may, from time to time, in its sole discretion, amend, in whole or in part, any or all of the provisions of the VPP or terminate the VPP in its entirety.